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                                                                       Exhibit 8


       DESCRIPTION OF PROVIDENT MUTUAL LIFE INSURANCE COMPANY'S ISSUANCE,
                      TRANSFER, AND REDEMPTION PROCEDURES

                FOR POLICIES PURSUANT TO RULE 6e-3(T)(b)(12)(iii)

       For PMLIC Survivor Options Premier, PLACA Survivor Options Premier,
                          PMLIC Survivor Options Elite

                 Provident Mutual Variable Life Separate Account

                 Providentmutual Variable Life Separate Account

This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii)(1) under the Investment Company Act of 1940, as amended ("1940 Act"), that will be followed by Provident Mutual Life Insurance Company ("PMLIC") in connection with the issuance of flexible premium survivorship variable life insurance policies (the "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policies of their interests in the Policies. The Policies are issued on the lives of two insureds. Terms used herein have the same definition as in the prospectuses for the Policies that are included in the current registration statement on Form S-6 for the Policies(2), as filed with the Securities and Exchange Commission ("SEC").

Certain of the Policies are issued by Providentmutual Life and Annuity Company of America ("PLACA"), a stock life insurance company and wholly owned subsidiary of PMLIC. Pursuant to a servicing agreement between PMLIC and PLACA, PMLIC is responsible for the administration of Policies issued by PLACA, including the administrative procedures set forth in this Memorandum. Accordingly, references in this Memorandum to PMLIC may be deemed also to be references to PLACA, as applicable.

PMLIC believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii) and states the following:

         1. Because of the insurance nature of the Policies and due to the requirements of state insurance laws, the procedures necessarily differ in significant respects from procedures for mutual funds and contractual plans for which the 1940 Act was designed.

         2. In structuring its procedures to comply with Rule 6e-3(T), state insurance laws, and PMLIC administrative procedures, PMLIC has attempted to comply with the intent of the 1940 Act, to the extent deemed feasible.

         3. In general, state insurance laws require that PMLIC's procedures be reasonable, fair, and not discriminatory.

         4. Because of the nature of the insurance product, it is often difficult to determine precisely when PMLIC's procedures deviate from those required under Sections 22(c), 22(d), 22(e), or 27(c)(1) of the 1940 Act or Rule 22c-1 thereunder. Accordingly, set out below is a summary of the principal policy provisions and procedures that may be deemed to constitute, either directly or indirectly, such a deviation. The summary, while comprehensive, does not attempt to treat each and every procedure or variation that might occur and does include certain procedural steps that do not constitute deviations from the above-cited sections or rule.

--------

         (1) This rule provides an exemption for separate accounts, their investment advisers, principal underwriters (distributors), and sponsoring insurance companies from Sections 22(c), 22(d), 22(e), and 27(c)(1) of the 1940 Act, and Rule 22(c)-1 promulgated thereunder, for issuance, transfer, and redemption procedures under flexible premium variable life insurance policies to the extent necessary to comply with Rule 6e-3(T), state administrative laws, or established administrative procedures of the life insurance company. In order to qualify for the exemption, procedures must be reasonable, fair, and not discriminatory, and these must be disclosed in the registration statement filed by the separate accounts.

         (2) File Nos. 333-84475, 333-82611, and 333-82613. To the extent the
Policies differ with regard to issuance, transfer, and redemption procedures, these differences are noted in this Memorandum. Otherwise, all references to "the Policy" refer to all Policies.

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                                TABLE OF CONTENTS

I.   Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premium......................      3

   A.     Offer of the Policies, Application, Initial Premium, and Issuance......................................      3

   B.     Additional Premiums....................................................................................      5

   C.     Payment of Planned Periodic Premiums Under Automatic Premium Plan......................................      6

   D.     Refund of Excess Premiums for Modified Endowment Contracts.............................................      6

   E.     Reinstatement..........................................................................................      7

   F.     Repayment of Loan......................................................................................      7

II.     Transfers................................................................................................      7

   A.     Transfers Among the Subaccounts and the Guaranteed Account.............................................      7

   B.     Dollar Cost Averaging..................................................................................      8

   C.     Automatic Asset Rebalancing............................................................................      8

   D.     Transfer Errors........................................................................................      8

III.    Redemptions..............................................................................................      9

   A.     Surrenders.............................................................................................      9
     1.   Policy Lapse or Surrender..............................................................................      9
     2.   Decrease in Face Amount................................................................................     10

   B.     Partial Withdrawals....................................................................................     10

   C.     Death Claims...........................................................................................     11
     1.   Standard Death Benefit.................................................................................     11
     2.   Survivorship Additional Insurance Benefit Rider........................................................     12
     3.   Guaranteed Minimum Death Benefit Rider.................................................................     13

   D.     Payment of Policy Account Value on Final Policy Date...................................................     13

   E.     Exchange of Policy.....................................................................................     13

   F.     Default and Lapse......................................................................................     13

   G.     Policy Loan............................................................................................     14

   H.     Right of Cancellation ("Free Look" Rights).............................................................     14

   I.   Premium Expense Charges, Monthly Deduction Charges, and Mortality and Expense Risk Charge................     15

   J.   Telephone, Fax, and E-Mail Transactions..................................................................     16

   K.     Rewrite Privilege......................................................................................     16

   L.     Correction of Misstatement of Age and Sex..............................................................     16

   M.     Deferment of Payments..................................................................................     16

   N.     Redemption Errors......................................................................................     17

   O.     Incontestability.......................................................................................     17


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I.       PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND
         ACCEPTANCE OF PREMIUM

This section outlines those principal policy provisions and administrative procedures that might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the Policies, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and contractual plans. The chief differences revolve around the premium rate structure and the insurance underwriting (i.e., evaluation of risk) process. There are also certain policy provisions -- such as loan repayment -- which do not result in the issuance of a policy, but which require certain repayments by the owner and involve a transfer of assets supporting the policy reserve into the Separate Account.

         A.       OFFER OF THE POLICIES, APPLICATION, INITIAL PREMIUM, AND
                  ISSUANCE

Offer of the Policies. The Policies are offered and issued pursuant to underwriting standards and in accordance with state insurance laws for an initial premium determined by the owner (so long as the initial premium meets or exceeds the minimum initial premium as described below). The owner also has the flexibility to determine the frequency and the amount of additional premiums to be paid under the Policy.

Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner pays an initial premium and is charged certain cost of insurance rates commensurate with each insured's mortality risks as actuarially determined utilizing factors such as age, sex, and premium class. Uniform premiums and cost of insurance rates for all insureds would discriminate unfairly in favor of those insureds representing greater risk. Although there is no uniform premium or cost of insurance rate for all insureds, there is a uniform premium and cost of insurance rate for all insureds of the same age, sex, premium class, and face amount.

Application. Generally, the Policy is available for two insureds, each between the ages of 21-85 and with a joint equal age between 25-85. Joint equal age is an age aligned to the two insureds that PMLIC actuarially determines based on the issue age of each insured. Persons wishing to purchase a Policy must complete an application and submit it to the Service Center through a licensed life insurance agent who is appointed with PMLIC and who is a registered representative of the distributor or a broker-dealer having a selling agreement with the distributor (or a broker-dealer having a selling agreement with these broker-dealers). The application must specify the name of the insureds and provide certain required information about the insureds. The application generally is accompanied by an initial premium and designates premium allocation percentages and the beneficiary.

Initial Premium. The owner determines the amount of the initial premium, although, before full insurance coverage begins, the owner must pay at least the minimum initial premium. The minimum initial premium equals the minimum annual premium (as set forth in the Policy) multiplied by the following factor for the applicable premium billing mode: annual 1.000; semi-annual 0.500; quarterly 0.250; and monthly 0.167.

The owner will instruct in the application how the initial net premium should be allocated to the Subaccounts and/or the Guaranteed Account. Allocation percentages must be in whole numbers and the sum of the percentages must equal 100%.

On any day that PMLIC credits initial premium to a Subaccount, PMLIC will convert the dollar amount of the premium into Subaccount units at the unit value for that Subaccount, determined at the end of that valuation day. The corresponding portfolio of that Subaccount determines its net asset value per each share once daily, as of the close of the regular business session of the New York Stock Exchange ("NYSE") (usually 4:00 p.m., Eastern time), which coincides with the end of each valuation period. If PMLIC credits initial premium that is received after the close of the regular business session of the NYSE, PMLIC will use the net asset value for each share of the applicable portfolio determined as of the close of the next regular business session of the NYSE. PMLIC will credit amounts to the Subaccounts only on a valuation day.

While held in the Guaranteed Account, principal is guaranteed and initial premium will be credited with interest at the current Guaranteed Account rate, which will equal at least 4% annual interest.

Face Amount. In the application, the applicant chooses a face amount and an initial premium. The initial premium chosen must be equal to or greater than the minimum initial premium for that face amount based on characteristics of each proposed insured, such as issue age, sex, and premium class. PMLIC reserves the right to modify the


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minimum initial face amount at any time. The face amount can be decreased after the first policy year, so long as the decrease in face amount would not disqualify the Policy as a life insurance contract under the Internal Revenue Code of 1986, as amended (the "Code").

Receipt of Application and Underwriting. The policies will be offered and sold pursuant to established underwriting standards and in accordance with state insurance laws. The underwriting standards and premium processing practices followed by PMLIC are similar to those followed in connection with the offer and sale of non-variable life insurance, modified where necessary to meet the requirements of the federal securities laws. State insurance laws prohibit unfair discrimination among owners, but recognize that premiums must be based upon factors such as age, sex, health, and occupation.

Upon receipt of an application from an applicant, PMLIC will follow its underwriting procedures to determine whether the proposed insureds are insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed insureds before a determination can be made. PMLIC will return any application received with missing Regulation 60 information, incorrect agent licensing/appointment, missing signatures, or incorrect state-specific applications and forms.

The underwriting process determines the premium class to which each insured is assigned if the application is accepted. The Policy uses mortality tables that distinguish between men and women; as a result, the Policy in effect pays different benefits to men and women of the same age. PMLIC currently places insureds in the following standard premium classes:

         -        Standard;

         -        Nonsmoker; and

         -        Preferred.

In setting its cost of insurance rates, PMLIC will take into consideration actuarial estimates of death and surrender benefits, premium payments, expenses, investment experience, and an amount to be contributed to PMLIC's surplus. In addition, the cost of insurance will depend upon the face amount of the Policy and the age and sex of the persons insured. Lower cost of insurance rates will be charged for nonsmokers who are at least 21 years of age and who are standard risks in other respects. PMLIC also places insureds in premium classes with extra ratings, which involve a higher mortality risk and higher charges.

PMLIC reserves the right to modify its underwriting requirements at any time. PMLIC also reserves the right to reject an application for any reason permitted by law. If an application is rejected, any premium received will be returned, without interest.

Temporary Insurance Coverage. Before full insurance coverage takes effect, the owner may receive temporary insurance coverage, subject to PMLIC's underwriting rules and Policy conditions, if: (1) the owner answered "no" to the health questions in the temporary insurance agreement; (2) the owner paid the minimum initial premium when the application was signed; and (3) the application was dated the same date as, or earlier than, the temporary insurance agreement. Temporary insurance coverage will take effect as of the date of the temporary insurance agreement, and will not exceed the lesser of: (1) the face amount applied for, including term insurance riders; or (2) $500,000.

If temporary insurance does not take effect under these conditions, then no insurance coverage shall take effect unless and until the underwriting process has been completed, the application has been approved, the minimum initial premium has been paid, and there has been no change in the insurability of any proposed insured since the date of application.

Temporary life insurance coverage terminates automatically, and without notice, on the earliest of: (1) 5 days from the date PMLIC mails notification of termination of coverage; (2) the date that full insurance coverage takes effect under the Policy; (3) the date a policy, other than the Policy applied for, is offered to the owner; or (4) the 90th day from the date of the temporary agreement. Temporary life insurance coverage is void if the application contains any material misrepresentation. Benefits will also be denied if any proposed insured commits suicide.

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Policy Issuance. PMLIC will issue a Policy only if the underwriting process has been completed (i.e., PMLIC receives evidence of insurability that satisfies its underwriting standards), the application in good order has been approved, and both proposed insureds are alive and in the same condition of health as described in the application. However, full insurance coverage will take effect only if the minimum initial premium also has been paid. A change in the health status of any insured after full insurance coverage begins will not affect insurance coverage. Further, the failure of the owner to return a policy delivery receipt will not interrupt or terminate coverage.

If the minimum initial premium is received by the date the Policy is issued, PMLIC begins deducting monthly charges from policy account value. This is generally the policy issue date, which is shown on the Policy's specifications page. The policy issue date also represents the commencement of the suicide and contestable periods.

If the minimum initial premium is not received by the date the Policy is issued, PMLIC will not begin deducting monthly charges from policy account value until the minimum initial premium is received and full insurance coverage begins. At that time, charges will be deducted retroactively from the policy issue date.

If the minimum initial premium is not received within 120 days after the policy issue date, the Policy will be terminated.

Although the policy date is generally the same as the policy issue date, PMLIC and the owner may agree to set a policy date different from the policy issue date, subject to state approval. However, the policy date may not be more than 6 months prior to the policy issue date. The policy date is also the date used to determine policy anniversaries, policy processing days, and policy years, as well as the attained age of each insured (i.e., attained age is the issue age plus the number of full policy years since the policy date).

A Policy may be issued pending receipt of an amendment to the application. Full insurance coverage will begin (assuming receipt of the minimum initial premium), but if the signed amendment is not received within 90 days from the policy issue date, insurance coverage is "backed off." The insureds are notified and all premium payments are returned in full (without return of any possible gain).

On the policy issue date or upon receipt of the minimum initial premium, whichever is later, PMLIC allocates the initial premium, minus the premium expense charge and monthly deduction, either to: (1) the Money Market Subaccount, or to (2) the Guaranteed Account and/or the Subaccounts selected in the application, depending on the laws of the state governing the Policy (usually the states where the insureds reside). If the applicant's state requires PMLIC to return all premium (less any partial withdrawals and indebtedness) in the event the free look right is exercised, PMLIC will allocate to the Money Market Subaccount any premium(s) requested to be allocated to Subaccounts which are received at the Service Center within 15 days from the later of: (1) the policy issue date, or (2) the date the minimum initial premium is received. After this 15-day period ends, the value in the Money Market Subaccount is allocated among the Subaccounts as indicated in the application. PMLIC invests all net premiums paid thereafter based on the allocation percentages then in effect.

Tax-Free Exchanges (1035 Exchanges). PMLIC will accept initial premium from one or more contracts insuring the same insureds that qualify for a tax-free exchange under Section 1035 of the Code. Upon receipt of an application and assignment of the existing insurance from the applicant to PMLIC, PMLIC will begin the underwriting process. Once the underwriting process has been completed and the application has been approved, PMLIC will submit a written request to the existing insurer requesting surrender of the existing insurance and payment of that insurance's cash value. Upon receipt of the initial premium, the Policy will be issued and full insurance coverage will take effect.

         B.       ADDITIONAL PREMIUMS

Prior to the final policy date (the policy anniversary nearest the younger insured's attained age 100), the owner may pay additional premiums at any time. Additional premium payments generally may not be less than $20, and PMLIC reserves the right to increase this minimum up to $500 after 90 days written notice to owners. PMLIC may limit or refund any premium or portion of a premium if: (1) the premium would disqualify the Policy as a life insurance contract under the Code; (2) the premium is less than the minimum additional premium payment required; or (3) the premium would increase the net amount at risk (unless the owner provides PMLIC with satisfactory evidence of insurability).

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The owner may schedule planned periodic premiums quarterly, semiannually, or annually for which PMLIC will send a reminder notice. The address for payment, which is generally not the same address as the Service Center, is enclosed with the notice (although additional premium payments are also accepted at the Service Center). The owner is not required to pay the planned periodic premiums and may change their frequency and amount at any time; the Policy will not lapse if: (1) during the first 5 policy years, the premiums paid (less any indebtedness and partial withdrawals) equal or exceed the minimum guarantee premium; (2) after the first 5 policy years, the net cash surrender value is sufficient to cover the monthly deductions and other charges under the Policy; or (3) the owner purchases the Guaranteed Minimum Death Benefit Rider and meets certain conditions.

An owner may also pay additional premiums by automatic deduction from a bank account pursuant to an automatic payment plan or by any method PMLIC deems acceptable. PMLIC will also accept additional premium payments by wire transfer. Except in New York, if the owner has an outstanding loan, PMLIC will treat any payment made as a loan repayment unless the owner provides written notice for the payment to be treated as a premium payment.

On any day that PMLIC credits additional premiums to a Subaccount, PMLIC will convert the dollar amount of the premium into Subaccount units at the unit value for that Subaccount, determined at the end of that valuation day. The corresponding portfolio of that Subaccount determines its net asset value per each share once daily, as of the close of the regular business session of the NYSE (usually 4:00 p.m., Eastern time), which coincides with the end of each valuation period. If PMLIC credits additional premiums that are received after the close of the regular business session of the NYSE, PMLIC will use the net asset value for each share of the applicable portfolio determined as of the close of the next regular business session of the NYSE. PMLIC will credit amounts to the Subaccounts only on a valuation day.

While held in the Guaranteed Account, principal is guaranteed and additional premium will be credited with interest at the current Guaranteed Account rate, which equal at least 4% annual interest.

PMLIC will allocate additional net premium according to current premium allocation instructions, unless otherwise specified. An owner can change the allocation instructions for additional net premiums without charge by providing PMLIC with written notice. Any change in allocation instructions will be effective on the date PMLIC records the change. Allocation percentages must be in whole numbers and the sum of the percentages must equal 100%.

         C.       PAYMENT OF PLANNED PERIODIC PREMIUMS UNDER AUTOMATIC PREMIUM
                  PLAN

Premiums may be paid monthly under an automatic payment plan ("APP") if the owner authorizes PMLIC to withdraw premiums automatically from the owner's bank account or other source each month. The premiums are paid either through "checks" drawn on the owner's account or via electronic funds transfer. For all owners who elect APP, net premiums will be drafted from the bank account or other source on the same date of each month (except if this date falls on a weekend day or holiday, net premiums ordinarily will be drafted on the next following business day). Unless otherwise specified, this date will be the 15th day of the month, and cannot be the 29th, 30th, or 31st day. Net premiums will be credited to the Policy three business days following the draft date, and allocated to the Subaccounts and/or the Guaranteed Account on the day the funds are available to PMLIC.

         D.       REFUND OF EXCESS PREMIUMS FOR MODIFIED ENDOWMENT CONTRACTS

At the time a premium is credited which would cause the Policy to become a modified endowment contract ("MEC"), PMLIC will notify the owner that, unless the owner requests a refund of the excess premium, the Policy will become a MEC. The owner will have 30 days after receiving such notice to request the refund. The excess premium paid (but not any interest or earnings on the excess premium) will be returned to the owner upon receipt by PMLIC of the request. The policy account value attributable to the excess premium will be deducted from the Subaccounts and/or the Guaranteed Account in the same proportion as the premium was allocated to the Subaccounts and/or the Guaranteed Account and as if the premium had never been made. PMLIC will bear any loss due to poor investment performance of this excess during that time, but will retain any gains due to positive investment performance of this excess during that time.


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         E.       REINSTATEMENT

A Policy not surrendered may be reinstated at any time within three years after the end of the grace period, and prior to the final policy date, so long as both insureds are alive. To reinstate, the owner generally must submit to the Service Center a written notice requesting reinstatement, evidence of insurability satisfactory to PMLIC, and payment of an amount sufficient to keep the Policy in force for at least three months after the date of reinstatement. The effective date of reinstatement is the first policy processing day on or next following the date the application for reinstatement is approved. Upon reinstatement, the policy account value will be based upon the premium paid to reinstate the Policy, and the Policy will be reinstated with the same policy date as the Policy had prior to the lapse.

         F.       REPAYMENT OF LOAN

Repayment of Loan Amount. A loan made under the Policy may be repaid while at least one insured is living and the Policy is in force with an amount equal to the monies borrowed plus accrued interest at a fixed annual rate of 6%. Loan repayments will be credited as of the date received. The address for repayment, which is generally not the same address as the Service Center, is enclosed with the loan repayment notice.

Allocation of Repayment of Loan Amount. Repayments up to the amount of the outstanding loan will be allocated from the Loan Account back to the Subaccounts and/or the Guaranteed Account according to the pro rata basis upon which PMLIC originally transferred the loan collateral from these accounts. PMLIC will allocate any repayment in excess of the amount of the outstanding loan to the Subaccounts and/or the Guaranteed Account based on the amount of interest due on the portion of the outstanding loan allocated to each such account. PMLIC will transfer earned loan interest to the Subaccounts and/or the Guaranteed Account and recalculate collateral when loan interest is paid or added to the loaned amount and when a loan repayment is made.

II.      TRANSFERS

         A.       TRANSFERS AMONG THE SUBACCOUNTS AND THE GUARANTEED ACCOUNT

An owner may transfer between and among the Subaccounts and the Guaranteed Account (subject to certain restrictions) 12 times a year without charge. PMLIC processes transfers based on unit values determined at the end of the valuation day when PMLIC receives the transfer request. Because the corresponding portfolio of any Subaccount determines its net asset value per each share once daily, as of the close of the regular business session of the NYSE (usually 4:00 p.m., Eastern time), which coincides with the end of each valuation period, PMLIC will process any transfer request received after the close of the regular business session of the NYSE using the net asset value for each share of the applicable portfolio determined as of the close of the next regular business session of the NYSE.

The amount transferred must be at least $1,000 (or the entire value in the Subaccount or Guaranteed Account, if smaller). A $25 transfer charge will be deducted from the amount transferred for the 13th and each additional transfer in a policy year. All transfers included in a request are treated as one transfer transaction. Transfers due to dollar cost averaging, automatic asset rebalancing, loans, the exchange privilege, the special transfer right, change in Subaccount investment policy, or the initial reallocation of account values from the Money Market Subaccount do not count as transfers for the purpose of assessing the transfer charge.

An owner may make one transfer out of the Guaranteed Account within 30 days prior to or following each policy anniversary. The amount transferred may not exceed 25% of the Guaranteed Account value. However, if the Guaranteed Account value is less than $1,000, the entire Guaranteed Account value may be transferred. If PMLIC receives a request for this transfer within 30 days prior to the policy anniversary, the transfer will be made as of the policy anniversary. If this request is received within 30 days after the policy anniversary, the transfer will be made as of the date the request is received.

To the extent permitted by law, PMLIC reserves the right not to process transfer requests if a pattern of excessive trading (including short-term "market timing" trading) by an owner or the owner's agent develops. If transfer requests are not processed, these requests will not be counted as transfers for purposes of determining the number of free transfers executed.

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         B.       DOLLAR COST AVERAGING

An owner may elect to participate in a dollar cost averaging program in the application or by completing an election form that PMLIC receives by the beginning of the month. Dollar cost averaging ("DCA") permits an owner systematically and automatically to transfer, on a monthly basis, specified dollar amounts from any selected Subaccount to any other Subaccount(s) or the Guaranteed Account. Each month on the policy processing day, PMLIC will automatically transfer equal amounts (minimum $500) from the chosen Subaccount to the designated "target accounts" in the percentages selected. An owner may have multiple target accounts.

To participate in dollar cost averaging, the owner must elect a period of time and place the following minimum amount in any one Subaccount: 6 months ($3,000), 12 months ($6,000), 18 months ($9,000), 24 months ($12,000), 30 months
($15,000), and 36 months ($18,000).

The DCA program starts on the first policy processing day after the later of:
(1) the policy date; (2) the end of the 15-day period when premiums have been allocated to the Money Market Subaccount; or (3) when the value of the chosen Subaccount equals or exceeds the greater of: (a) the minimum amount stated above; or (b) the amount of the first monthly transfer. The DCA program ends if:
(1) the owner cancels the program (in writing); (2) the value in the chosen Subaccounts is insufficient to make the transfer; (3) the specified number of transfers has been completed; or (4) the Policy enters the grace period.

PMLIC will provide written notice confirming each transfer and when the program has ended. There is no additional charge for dollar cost averaging. A transfer under this program is not considered a transfer for purposes of assessing the transfer fee. PMLIC may modify, suspend, or discontinue the dollar cost averaging program at any time upon 30 days' written notice to the owner. An owner cannot choose dollar cost averaging if he or she is participating in the automatic asset rebalancing program or if a policy loan is outstanding.

         C.       AUTOMATIC ASSET REBALANCING

PMLIC offers an automatic asset rebalancing program under which it will automatically transfer amounts quarterly or annually to maintain a particular percentage allocation among the Subaccounts. Policy account value allocated to each Subaccount will grow or decline in value at different rates. The automatic asset rebalancing program automatically reallocates the policy account value in the Subaccounts at the end of each quarterly or annual period to match the Policy's currently effective premium allocation schedule. The automatic asset rebalancing program will transfer policy account value from those Subaccounts that have increased in value to those Subaccounts that have declined in value (or not increased as much). Policy account value in the Guaranteed Account is not available for this program.

To participate in the program, an owner must elect this feature in the application or after issue by submitting an automatic asset rebalancing request form to the Service Center. The owner must have a minimum policy account value of $1,000. There is no additional charge for the automatic asset rebalancing program. Any reallocation that occurs under the automatic asset rebalancing program will not be counted towards the 12 "free" transfers allowed during each policy year. This program will end if: (1) the total value in the Subaccounts is less than $1,000; (2) the owner makes a transfer; (3) the owner makes a change to the current premium allocation instructions; or (4) the owner cancels the program (in writing). PMLIC may modify, suspend, or discontinue the automatic asset rebalancing program at any time. An owner cannot choose automatic asset rebalancing if he or she is participating in the dollar cost averaging program.

         D.       TRANSFER ERRORS

In accordance with industry practice, PMLIC will establish procedures to address and to correct errors in amounts transferred among the Subaccounts and the Guaranteed Account, except for de minimis amounts. PMLIC will correct non-de minimis errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by PMLIC. PMLIC will take any gain resulting from the error.

III.     REDEMPTIONS

This section outlines those procedures that differ in certain significant respects from redemption procedures for mutual funds and contractual plans. PMLIC's policies provide for the payment of monies to an owner or beneficiary upon presentation of a Policy. The principal difference between PMLIC's "redemption" procedures and those in a mutual fund or contractual plan context is that the payee will not receive a pro rata or proportionate share of the Separate Account's assets within the meaning of the 1940 Act. The amount received by the payee will depend upon the particular benefit for which the Policy is presented including, for example, the net cash surrender value or part thereof, or proceeds at death. There are also certain Policy provisions - such as the loan privilege - under which the Policy will not be presented to PMLIC, but which will affect the owner's benefits and involve a transfer of the assets supporting the policy reserve out of the Separate Account. Finally, state insurance laws may require that certain requirements be met before PMLIC is permitted to make payments to the payee.

         A.       SURRENDERS

Requests for Surrender. An owner may surrender the Policy for its net cash surrender value at any time before the final policy date while at least one insured is living and the Policy is in force. The net cash surrender value is equal to: (1) the policy account value as of the date of surrender; minus (2) any surrender charge; minus (3) any indebtedness (i.e., the total amount of all outstanding policy loans, including both principal and interest due). The net cash surrender value is determined at the end of the valuation period when the surrender request is received. The surrender is effective on the valuation date PMLIC receives the request in good order. PMLIC will make the payment of the net cash surrender value out of its general account and, at the same time, transfer assets from the Separate Account and/or the Guaranteed Account to the general account in an amount equal to the portion of the policy account value in the Separate Account and/or the Guaranteed Account. The Policy generally cannot be reinstated after it is surrendered.

PMLIC will ordinarily pay the net cash surrender value in a lump sum within 7 calendar days after receipt, at the Service Center, of a completed and signed surrender form and a signed written request for surrender. Instead of a lump sum, an owner may elect to apply all or a portion of the proceeds under one of the non-variable payment options described in the Policy or, with the approval of PMLIC, a combination of options. The election may be made by the owner during his or her lifetime, or, if no election is in effect at his or her death, by the beneficiary. An option in effect at death may not be changed to another form of benefit after death. The non-variable settlement options are subject to the restrictions and limitations set forth in the Policy.

Surrender Charges. The surrender charge and target premium (which is a factor in determining surrender charges) vary based on each insured's attained age, sex, premium class, and initial face amount. The maximum target premium for any Policy is $78.61 per $1,000 of face amount. The Policy's specifications page indicates the surrender charges and target premium applicable to each Policy.

                  1.       Policy Lapse or Surrender

If the Policy is surrendered or lapses during the first 15 policy years, PMLIC deducts a surrender charge from the policy account value and pays the remaining amount (less any outstanding indebtedness) to the owner. The surrender charge consists of a Deferred Administrative Charge and a Deferred Sales Charge. The Deferred Administrative Charge is the charge described in the table below less any deferred administrative charge previously paid at the time of a decrease in face amount.

                      Policy Year(s)                                      Charge per $1,000 Face Amount
                      --------------                                      -----------------------------
                           1-11                                                       $5.00
                            12                                                        $4.00
                            13                                                        $3.00
                            14                                                        $2.00
                            15                                                        $1.00
                            16+                                                         $0

The Deferred Sales Charge is equal to the lesser of a or b (less any deferred sales charge previously paid at the time of a prior decrease in face amount), where:

        a = 30% of all premiums paid to the date of surrender or lapse; or

        b = the following percentage of target premium:

  Joint
  Equal                                    % of Target Premium for the Face Amount
   Age                                                 Policy Year(s)
   ---                                                 --------------
                   1-11              12               13               14               15                 16
                   ----              --               --               --               --                 --
   25-71           60%              48%              36%              24%              12%                0%
   72-73            50               40               30               20               10                 0
   74-75            40               32               24               16                8                 0
   76-78            30               24               18               12                6                 0
   79-83            20               16               12                8                4                 0
   84-85            10                8                6                4                2                 0

                  2.       Decrease in Face Amount

If an owner decreases the face amount during the first 15 policy years, PMLIC deducts a portion of the surrender charge.

PMLIC determines this portion by dividing the amount of the decrease by the current face amount and multiplying the result by the surrender charge. PMLIC will deduct the surrender charge applicable to the decrease from the policy account value and the remaining surrender charge will be reduced by the amount deducted. Where a decrease causes a partial reduction in the face amount, PMLIC deducts a proportionate share of the surrender charge. PMLIC will deduct the surrender charge from the Subaccounts and/or the Guaranteed Account based on the proportion that the values in the Guaranteed Account and/or the Subaccounts bear to the total unloaned policy account value.

         B.       PARTIAL WITHDRAWALS

After the first policy year but before the final policy date, an owner may make a written request for a partial withdrawal of net cash surrender value if at least one insured is alive and the Policy is in force. The minimum amount of a partial withdrawal is $1,500. PMLIC will process the partial withdrawal at the unit values next determined after receipt of the withdrawal request at the Service Center, and will ordinarily pay the withdrawal within 7 calendar days after such receipt. A $25 partial withdrawal charge will be deducted from the remaining policy account value for each withdrawal. The surrender charge described above does not apply to partial withdrawals.

The owner can specify the Subaccount(s) from which to make the partial withdrawal, but may not specify that the partial withdrawal be deducted from the Guaranteed Account. If the owner does not make a specification, the amount of the withdrawal and the partial withdrawal charge will be deducted based on the proportion that the Guaranteed Account value and the value in the Subaccounts bear to the total unloaned policy account value. PMLIC will not allow a partial withdrawal if the partial withdrawal would reduce the face amount below the minimum face amount or would cause the Policy to fail to qualify as life insurance under tax laws and regulations.

If Death Benefit Option A is in effect, PMLIC will reduce the face amount by the amount of the partial withdrawal (including the partial withdrawal charge). If the owner purchased a Survivorship Additional Insurance Benefit rider, partial withdrawals first decrease the Policy's face amount and then the rider coverage amount.

         C.       DEATH CLAIMS

                  1.       Standard Death Benefit

Payment of Insurance Proceeds. As long as the Policy is in force, PMLIC will ordinarily pay insurance proceeds to the beneficiary within 7 calendar days after receipt, at the Service Center, of certified death certificates, the claimant's statement signed by the beneficiary, and any other requirements necessary to make payment (such as the Policy). PMLIC will pay the insurance proceeds out of its general account, and will transfer assets from each Subaccount to the general account in an amount equal to the value in that Subaccount. Generally, PMLIC determines the amount of payment from the Separate Account as of the date of death.

PMLIC will pay the proceeds in a lump sum unless the owner has selected a settlement option. If the beneficiary dies before the last surviving insured, PMLIC will pay the insurance proceeds in a lump sum to the last surviving insured's estate. If all or part of the insurance proceeds are paid in one sum, PMLIC will pay interest on this sum at the annual rate of 3% or any higher rate as required by applicable state law from the date of the last surviving insured's death to the date PMLIC makes payment.

Insurance Proceeds.  Insurance proceeds equal:

         -        The death benefit (described below); plus

         -        Any additional insurance provided by rider; minus

         -        Any unpaid monthly deductions; minus

         -        Any outstanding indebtedness.

Insurance proceeds may also reflect interest from the date of death to the date of payment. PMLIC may further adjust the amount of insurance proceeds under certain circumstances, such as if material misstatements were made in an application. If any insured's age or sex was stated incorrectly in the application, PMLIC will adjust the death benefit and the amount of any benefits provided by rider to the amount that would have been payable at the correct age and sex based on the most recent deduction. PMLIC will not adjust the policy account value.

The Policy will terminate and PMLIC will pay the beneficiary the sum of all premiums paid, less any indebtedness, and less any partial withdrawals, if:

         (a) both insureds commit suicide, while sane or insane, within 2 years of the policy issue date (except where state law requires a shorter period) and within 90 days of each other; or

         (b) the last surviving insured dies by suicide, whether sane or insane, within such 2 year period and within 90 days of the death of the first of the insureds to die; or

         (c) the last surviving insured lives for more than 90 days beyond the date that the first insured's death occurred by suicide and does not exchange the Policy as described below.

During the 90 day period following the date that the first insured dies by suicide, the surviving insured may exchange the Policy, without evidence of insurability, for a permanent life policy issued by PMLIC on the life of the surviving insured. The policy issue date for the new policy will be the 91st day after the date of the first insured's death. In the event that one of the insureds commits suicide within 2 years of the policy issue date and the surviving insured does not exercise this exchange right, coverage under the Policy will end on the 91st day following such death.

If an insured commits suicide within 2 years of the policy issue date (or shorter period required by state law) and the surviving insured dies, other than by suicide, within 90 days of the date of the first death, PMLIC will pay the insurance proceeds to the beneficiary.

If an insured dies by suicide (sane or insane) within 2 years of the effective date of a policy change that increases the death benefit, the Policy will terminate and PMLIC's liability with respect to the amount of increase will be limited to the sum of monthly deductions for the cost of insurance attributable to such increase, and the expense charge for the increase which was deducted from the policy account value.

Death Benefit Options. There are two Death Benefit Options available under the Policy. Under Death Benefit Option A, the death benefit is equal to the greater of: (1) the face amount; or (2) the policy account value on the valuation day on or next following the date of the last surviving insured's death times an applicable percentage for the younger insured's attained age. Under Death Benefit Option B, the death benefit is equal to the greater of: (1) the face amount plus the policy account value on the valuation day on or next following the date of the last surviving insured's death; or (2) the policy account value on the valuation day on or next following the date of death times an applicable percentage for the younger insured's attained age.

Change in Death Benefit Option. The Death Benefit Option is chosen at the time of application for the Policy. While the Policy is in force, after the first policy year, the owner may request, in writing, a change in Death Benefit Option without any additional charge. PMLIC may require the owner to return the Policy. The change will be effective as of the policy processing day on or next following the date PMLIC approves the request. The change does not require evidence of insurability. If the owner changes from Option A to B, PMLIC will decrease the face amount by the policy account value on the effective date of the change. If the owner changes from Option B to A, PMLIC will increase the face amount by the policy account value on the effective date of the change. No surrender charge or expense charge will be imposed for a decrease or increase in face amount resulting from the change.

PMLIC will not permit any change that would result in the Policy being disqualified as a life insurance contract under Section 7702 of the Code. PMLIC also will not permit a change if the face amount would be reduced to less than the minimum initial face amount could be issued.

Change in Face Amount. The owner may request a decrease in the face amount after the first policy year by completing an application for change. PMLIC may also require the owner to return the Policy. The minimum amount of any decrease is $25,000. If approved, the change will be effective as of the policy processing day on or next following the date of approval (assuming PMLIC has received any premium necessary to make the change), and new policy schedule pages will be issued. If the change is not approved, the Policy will remain as is.

A decrease in face amount generally will decrease the cost of insurance charges. After a decrease, the face amount may not be less than the minimum initial face amount.

PMLIC will not permit any change that would result in the Policy being disqualified as a life insurance contract under Section 7702 of the Code.

Charge for Decrease in Face Amount. For a decrease in face amount, a surrender charge may be applied (as discussed above).

                  2.       Survivorship Additional Insurance Benefit Rider

The Survivorship Additional Insurance Benefit rider ("SAIB rider") provides an additional death benefit payable on the death of both insureds without increasing the Policy's face amount. The additional death benefit under the SAIB rider is: (1) the face amount plus the rider coverage amount less the Policy's death benefit (if Death Benefit Option A is in effect); or (2) the face amount plus the rider coverage amount plus the policy account value less the death benefit (if Death Benefit Option B is in effect).

The SAIB rider has a cost of insurance charge that is deducted from the policy account value as part of the monthly deduction. If the owner changes from Death Benefit Option A to Death Benefit Option B, PMLIC will first decrease the Policy's face amount and then the rider coverage amount by the policy account value. If Death Benefit Option A is in effect and the owner makes a partial withdrawal, PMLIC will first decrease the Policy's face amount and then the rider coverage amount by the amount withdrawn (including the partial withdrawal charge). The SAIB rider has no cash or loan value, and no surrender charge or premium expense charge.

After the first policy year and subject to certain conditions, the owner may decrease the rider coverage amount separately from the Policy's face amount (and the Policy's face amount may be decreased without affecting the rider coverage amount). The amount of the decrease must be at least $25,000. To comply with the maximum premium limitations under the Code, insurance coverage provided by an SAIB rider is treated as part of the Policy's face amount.

The SAIB rider may be canceled separately from the Policy (i.e., the SAIB rider can be canceled without causing the Policy to be canceled or to lapse). The SAIB rider will terminate on the earliest of: (1) PMLIC's receipt of the owner's written notice requesting termination of the rider; (2) surrender or other termination of the Policy; or (3) the policy anniversary nearest the younger insured's attained age 100 (80 in New York). The SAIB rider may not be available in all states.

                  3.       Guaranteed Minimum Death Benefit Rider

The Guaranteed Minimum Death Benefit Rider ("GMDB Rider") provides a guarantee that, if the net cash surrender value is not sufficient to cover the monthly deductions, and the minimum guarantee premium has been paid, the Policy will not lapse prior to the end of the death benefit guarantee period (as defined in the rider). Purchasing the Guaranteed Minimum Death Benefit rider will increase the minimum guarantee premium. If the GMDB rider is added, the monthly deduction will be increased by $0.01 per every $1,000 of face amount in force under the Policy. The rider and the additional monthly deduction terminate on the earliest of: (1) PMLIC's receipt of the owner's written notice requesting termination of the rider; (2) surrender or other termination of the Policy; or (3) expiration of the death benefit guarantee period. The GMDB Rider is not permitted if the Convertible Term Life Insurance Rider is elected. The GMDB Rider must be purchased when the Policy is issued.

         D.       PAYMENT OF POLICY ACCOUNT VALUE ON FINAL POLICY DATE

If one of the insureds is living on the final policy date, PMLIC will pay the policy account value less any indebtedness and any unpaid monthly deductions to the owner and coverage under the Policy will end. PMLIC will ordinarily pay this amount within 7 calendar days of the final policy date.

         E.       EXCHANGE OF POLICY

Exchange of Policy ("special transfer right"). During the first 2 years following issuance of the Policy, the owner may, on one occasion, submit a request to transfer the entire policy account value in the Separate Account to the Guaranteed Account, and the allocation of all future net premiums to the Guaranteed Account, without such transfer counting as a free transfer.

Change in Investment Policy. After any material change in the investment policy of a Subaccount, the owner may transfer the portion of the policy account value in the Subaccount to any of the other Subaccounts or to the Guaranteed Account without such transfer counting as a free transfer.

         F.       DEFAULT AND LAPSE

The duration of the insurance coverage under the Policy generally depends upon whether the net cash surrender value is sufficient to cover the monthly deductions and other charges. The Policy will enter a 61-day grace period and possibly lapse if the net cash surrender value is not enough to pay the monthly deduction and other charges. If the owner has taken a loan, the Policy also will enter a grace period (and possibly lapse) whenever the indebtedness reduces the net cash surrender value to zero.

However, during the first 5 policy years, the Policy will not lapse if the premiums paid (less any indebtedness and partial withdrawals) equal or exceed the minimum guarantee premium. The minimum guarantee premium is the minimum annual premium (as set forth in the Policy) multiplied by the number of months since the policy date (including the current month) divided by 12. The minimum guarantee premium, which is based on each insured's issue age, sex, premium class, face amount, and rider coverage, will increase if supplemental benefits are added. The minimum guarantee premium will decrease if supplemental benefits are removed, but will not decrease if the face amount is decreased.

The Policy also will not lapse if the owner purchases the Guaranteed Minimum Death Benefit Rider and meets certain conditions.

If the net cash surrender value at the beginning of any policy month is less than the deductions for that month and, during the first 5 policy years the minimum guarantee premium has not been paid, PMLIC will send written notice to the owner at the last known address shown in PMLIC's records, as well as to any assignee of record, stating that a grace period of 61 days began on the date of the notice. The notice will indicate the amount of three monthly deductions and the final date by which the payment of said deductions must be received to prevent lapse. If PMLIC does not receive this amount by the end of the 61-day grace period, PMLIC will withdraw the policy account value, including any applicable surrender charge, and notify the owner that the Policy has lapsed without value. The amount withdrawn will be transferred to PMLIC's general account. If the last surviving insured dies during the grace period, the insurance proceeds will be paid and any overdue monthly deductions will be deducted in determining the amount payable to the beneficiary.

         G.       POLICY LOAN

While the Policy is in force, owners may submit a request to borrow money using the Policy as the only collateral for the loan. The minimum loan that may be taken is $500. The maximum loan permitted is the net cash surrender value on the date of the loan. At any time, the amount of the outstanding loan under a Policy equals the sum of all loans (including due and unpaid charged interest added to the loan balance) minus any loan repayments. PMLIC normally pays the amount of the loan within 7 calendar days after PMLIC receives a loan request.

If the death benefit becomes payable while a loan is outstanding, the indebtedness will be deducted from the insurance proceeds. Any indebtedness is also deducted from the policy account value upon surrender. If indebtedness causes the net cash surrender value on a policy processing day to be less than the monthly deduction due, the Policy will enter a grace period.

Collateral. To secure the loan, PMLIC transfers an amount as collateral to the Loan Account. This amount is equal to the amount of the loan adjusted by the earned interest rate and the charged interest rate to the next policy anniversary. The owner may request that PMLIC transfer this amount from specific Subaccounts, but may not request that PMLIC transfer this amount from the Guaranteed Account. If the owner does not specify any specific Subaccounts, PMLIC will transfer the loan from the Subaccounts and/or the Guaranteed Account on a pro-rata basis based on the proportion that the values in the Subaccounts and Guaranteed Account bear to the unloaned policy account value.

Charged Interest Rate. PMLIC charges 6% interest per year on the loan. Interest is due and payable at the end of each policy year. Unpaid interest becomes part of the outstanding loan and accrues interest, beginning 23 days after the policy anniversary. Unpaid interest is allocated based on the owner's written instructions. If there are no such instructions or the policy account value in the specified Subaccounts is insufficient to allow the collateral for the unpaid interest to be transferred, the interest is allocated based on the proportion that the Guaranteed Account value and the values in the Subaccounts bear to the total unloaned policy account value.

Earned Interest Rate. Amounts in the Loan Account earn interest at an annual rate guaranteed not to be lower than 4.00%. PMLIC may credit the Loan Account with an interest rate different than the rate credited to net premiums allocated to the Guaranteed Account. PMLIC currently credits 4.50% to amounts in the Loan Account until the 15th policy anniversary, and 5.50% annually thereafter. PMLIC transfers earned loan interest to the Subaccounts and/or the Guaranteed Account and recalculates collateral: (1) when loan interest is paid or added to the loaned amount; (2) when a new loan is made; and (3) when a loan repayment is made. A transfer to or from the Loan Account will be made to reflect any recalculation of collateral.

         H.       RIGHT OF CANCELLATION ("FREE LOOK" RIGHTS)

PMLIC's policies provide that the owner may cancel the Policy within 10 days after receipt of the Policy (or longer if required by state law) by providing written notice of cancellation and returning the Policy to PMLIC or to the agent that sold it.

PMLIC will generally pay a refund to the owner within 7 calendar days after PMLIC receives the returned Policy. The refund is equal to the sum of: (1) the policy account value as of the date when the cancellation request and returned Policy is received; (2) any premium expense charges which were deducted from premiums; (3) any monthly deductions charged against the policy account value; and (4) any other charges deducted (directly or indirectly) under the Policy.

Where state law requires, PMLIC will instead refund all premiums (less any partial withdrawals and indebtedness). For owners who live in these "return of premium" states, for the first 15 days following the later of (1) the policy issue date, or (2) the date the minimum initial premium is received, premiums received that are requested to be allocated to Subaccounts are allocated to the Money Market Subaccount. After the end of this 15-day period, the value is allocated to the Subaccounts elected by the owner. All further premiums are allocated based on allocation percentages then in effect.

If a Policy is cancelled during the free look period, PMLIC will treat the Policy as if the Policy was never issued.

         I. PREMIUM EXPENSE CHARGES, MONTHLY DEDUCTION CHARGES, AND MORTALITY AND EXPENSE RISK CHARGE

Premium Expense Charge. Whenever a premium is received, PMLIC will subtract a premium expense charge from the premium before the premium is allocated to the Subaccounts and/or the Guaranteed Account. The premium expense charge consists of: (1) a premium tax charge, for state and local premium taxes based on the rate for the insureds' residences at the time the premium is paid (no premium tax charge is deducted in jurisdictions that impose no premium tax); and (2) a percent of premium charge, which is equal to 6% of each premium payment in the first 15 policy years and 1.5% of each premium payment thereafter (PMLIC may increase this charge to a maximum of 6%).

Monthly Deduction. On the policy date and each policy processing day, redemptions will be made from the policy account value for the monthly deduction, which is a charge compensating PMLIC for administrative expenses and for the Policy's insurance coverage. THE monthly deduction will be deducted from each Subaccount and the Guaranteed Account in accordance with the allocation percentage for monthly deductions the owner chose at the time of application, or as later changed by written notice. If PMLIC cannot make a monthly deduction on this basis, PMLIC will make deductions on a pro rata basis (i.e., in the same proportion that the value in each Subaccount and the Guaranteed Account bears to the unloaned policy account value on the policy processing day). Because portions of the monthly deduction (such as the cost of insurance) can vary from month-to-month, the monthly deduction will also vary.

If the policy date is set prior to the policy issue date, a monthly deduction will accrue on the policy date and on each policy processing day until the policy issue date. On the policy issue date, these accrued monthly deductions will be deducted from the policy account value. The maximum amount deducted on the policy issue date will equal the sum of 6 monthly deductions. PMLIC will then deduct a monthly deduction from the policy account value on each policy processing day thereafter as described above.

The monthly deduction is equal to:

-        The monthly administrative charge; plus

-        The cost of insurance charge; plus

-        The monthly charge for any benefits provided by riders; plus

- The initial administrative charge (for the first 12 policy processing days).

Monthly Administrative Charge. This charge equals $7.50 plus $0.01 per $1,000 of face amount each month. This charge may be increased but will not exceed $12 plus $0.03 per $1,000 of face amount per month.

Cost of Insurance Charge. The cost of insurance charge depends on a number of variables (issue age, sex, premium class, policy year, and face amount) that would cause this charge to vary from Policy to Policy and from policy processing day to policy processing day. The Policy's specifications page indicates the guaranteed cost of insurance charge applicable to each Policy. The cost of insurance charge is equal to the monthly cost of insurance rate multiplied by the net amount at risk for the Policy on the policy processing day. The net amount at risk is equal to the death benefit on the policy processing day minus the policy account value on the policy processing day.

PMLIC also calculates a cost of insurance charge for any Survivorship Additional Insurance Benefit Rider. Generally, the current cost of insurance rates for the Survivorship Additional Insurance Benefit Rider are lower than the current cost of insurance rates on the Policy's net amount at risk. The guaranteed cost of insurance rates under the Survivorship Additional Insurance Benefit Rider are the same as the guaranteed cost of insurance rates on the Policy's net amount at risk.

Rider Charges. The monthly deduction will include charges for any optional insurance benefits added to the Policy by rider.

Initial Administrative Charge. On the first 12 policy processing days, PMLIC deducts an initial administrative charge for policy issue costs of $17.50 plus an amount per $1,000 of face amount as follows:

         $0.11 per $1,000 on the first million of face amount $0.09 per $1,000 on the next million of face amount $0.07 per $1,000 on the next million of face amount $0.05 per $1,000 on the next million of face amount $0.03 per $1,000 on the next million of face amount $0 on the excess face amount over $5 million

Mortality and Expense Risk Charge. PMLIC deducts a daily charge from each Subaccount (but not the Guaranteed Account) for certain assumed mortality and expense risks. The charge is equal to: (1) the assets in each Subaccount, multiplied by (2) 0.002055%, which is the daily portion of the annual mortality and expense risk charge rate of 0.75% during all policy years. PMLIC may increase this charge to a maximum annual rate of 0.90%. In certain situations, a portion of the mortality and expense risk charge may be offset by the special policy account value credit. The special policy account value credit is an amount added to the values in the Subaccounts on each policy processing day, either: (1) after the Policy has been in force for at least 15 years; or (2) when the policy account value less the Loan Account value equals or exceeds $500,000. The special policy account value credit is equal to 0.03% multiplied by the values in the Subaccounts.

         J.       TELEPHONE, FAX, AND E-MAIL TRANSACTIONS

In addition to traditional written requests, PMLIC may accept telephone, fax, and e-mail instructions from the owner or an authorized third party regarding transfers, dollar cost averaging, automatic asset rebalancing, loans (excluding
Section 403(b) plans), exercise of the special transfer right, and partial withdrawals (fax and e-mail only). The owner must complete and sign a telephone, fax, or e-mail request form and send this request to PMLIC. The owner also may authorize PMLIC in the application or by written notice to act upon instructions given by telephone, fax, and/or e-mail. The owner may designate in the request form a third party to act on the owner's behalf in making telephone, fax, and/or e-mail requests. PMLIC reserves the right to suspend telephone, fax, and e-mail instructions at any time for any class of policies for any reason.

         K.       REWRITE PRIVILEGE

Pursuant to an administrative procedure of PMLIC known as "rewriting," owners may, subject to the terms of the Policy, substitute another policy currently offered by PMLIC for the Policy if the Policy was issued within the six month period immediately preceding the date of rewrite. The original Policy will be deemed to be void and the new policy will generally be backdated to the issue date of the original Policy in accordance with PMLIC's standard backdating procedures.

         L.       CORRECTION OF MISSTATEMENT OF AGE AND SEX

If either insured's age or sex was stated incorrectly in the application, PMLIC will adjust the death benefit and the amount of any benefits provided by rider to the amount that would have been payable at the correct age and sex based on the most recent deduction. PMLIC will not adjust the policy account value.

         M.       DEFERMENT OF PAYMENTS

PMLIC usually pays the amounts of any surrender, partial withdrawal, insurance proceeds, loan, or settlement option within 7 calendar days after PMLIC receives all applicable written notices, permitted telephone, fax, and e-mail requests, and/or due proofs of death. However, PMLIC may postpone these payments if: (1) the NYSE is


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closed, other than customary weekend and holiday closing, or trading on the NYSE is restricted as determined by the SEC; (2) the SEC permits, by an order, the postponement of any payment for the protection of owners; or (3) the SEC determines that an emergency exists that would make the disposal of securities held in the Separate Account or the determination of their value not reasonably practicable.

PMLIC has the right to defer payment of amounts from the Guaranteed Account for up to 6 months after receipt of the payment request. PMLIC pays interest on any payment deferred for 30 days or more at an annual rate of 3%. If the owner has submitted a check or draft to the Service Center, PMLIC has the right to defer payment of surrenders, partial withdrawals, insurance proceeds, or payments under a settlement option until the check or draft has been honored.

         N.       REDEMPTION ERRORS

In accordance with industry practice, PMLIC has procedures to address and to correct errors in amounts redeemed from the Subaccounts and/or the Guaranteed Account, except for de minimis amounts. PMLIC will assume the risk of any non de minimis errors caused by PMLIC.

         O.       INCONTESTABILITY

The Policy limits PMLIC's right to contest the Policy as issued or as increased, for reasons of material misstatements contained in the application, after the Policy has been in force during each insured's lifetime for two years from the policy issue date. PMLIC also will not contest any Policy change that requires evidence of insurability, or any reinstatement of the Policy, after such change or reinstatement has been in effect during each insured's lifetime for 2 years.

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